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                                                                   EXHIBIT 10.51



August 8, 1997

                                                        BY HAND

Mr. Robert M. Johnson
4397 Jett Place
Atlanta, GA 30327

RE:  EMPLOYMENT: CHIEF OPERATING OFFICER

Dear Bob:

We are pleased to offer you a position with the Company as Chief Operating Officer pursuant to the terms outlined below. As discussed, your employment commencement date will be not later than the week of August 25, 1997.

DUTIES, SALARY AND BONUSES:

You will serve full-time as Chief Operating Officer and perform all services and duties as required.

Your starting salary will be $177,000.00 per annum. Annual salary increases and stock options will be at the discretion of the Board. Your individual annual bonus potential will be up to an aggregate of $50,000.00 based upon achievement of specified milestones. Your individual first year bonus potential of up to an aggregate of $50,000.00 will be based upon the following five milestones: PMA accepted for filing by the FDA; ISO 9001 certification; securing necessary regulatory certifications to support European product launch; launch of the Biofield Diagnostic System in Europe; and introduction of the Biofield Diagnostic System in one additional key worldwide market. Each of the above-stated milestones will account for 20 percent of your first year bonus potential.

In addition, upon commencement of employment with the Company, you will receive a one-time payment of $10,000.00 (subject to "gross up").

BENEFITS\HEALTH INSURANCE:

The Company will provide you with medical, dental and disability insurance in accordance with the Company's plans. In addition, the Company presently provides executive officers an automobile allowance in the amount of $400.00 per month (subject to "gross up").


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Mr. Robert M. Johnson
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STOCK OPTIONS:

In connection with your employment by the Company, you will be granted an aggregate of 125,000 non-qualified stock options upon commencement of employment. These options will have an exercise price equal to the closing price on the NASDAQ stock exchange on the day prior to your commencement date and shall vest in equal installments over a four year period. These options shall become fully vested in the event of a change in control of the Company upon a merger, sale or acquisition.

In addition, you will be eligible to receive up to an aggregate of 50,000 additional stock options upon achievement of any two out of following three milestones (25,000 for each milestone): (a) PMA Approval for the Biofield Diagnostic System; (b) the consummation of a formal agreement with a European or Worldwide corporate partner for the Biofield Diagnostic System; or (c) the sale of an aggregate of 80 Biofield Diagnostic Devices to an unrelated third party or parties. These options will have an exercise price equal to the closing price on the NASDAQ stock exchange on the day prior to occurrence of each of these milestones and shall vest in equal installments over a four year period.

CONFIDENTIALITY AGREEMENT:

In connection with your employment by the Company, we will provide for your signature our standard confidentiality and secrecy agreement, which includes assignment of intellectual property provisions (copy enclosed).

TERMINATION:

In the event that your employment with the Company is terminated by the Company for a reason other than cause (as defined below), the Company will, for a period of six (6) months from the date of termination, pay you severance at your rate of base salary at the time of termination. The Company shall have cause for termination of employment only in the event of one of the following: fraud or embezzlement by you from the Company; your willful failure to substantially perform your duties; your breach of the confidentiality and secrecy agreement to be entered into by you and the Company; or your conviction as a felon. No severance will be owed or paid to you in the event your employment is terminated due to death, long-term disability or if you voluntarily leave the employ of the Company.

Any disputes relating to termination for cause shall be submitted to binding arbitration by and pursuant to the rules of the American Arbitration Association. In the event of a dispute, the parties shall use reasonable efforts to obtain a timely resolution of such dispute by arbitration. The arbitrator's decision shall be final and binding and enforceable in any court of competent jurisdiction.


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Mr. Robert M. Johnson
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Once again, on behalf of the Biofield team, I am pleased to offer you a position during this exciting time for the Company. We look forward to hearing from you later today.

Sincerely,



D. Carl Long
President and Chief Executive Officer

DCL\mm
Encl.

Agreed to and Accepted
this ___ day of August, 1997





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Robert M. Johnson